Exhibit 99.1

PennyMac Mortgage Investment Trust Reports

Second Quarter 2024 Results

WESTLAKE VILLAGE, Calif. – July 23, 2024 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $15.0 million, or $0.17 per common share on a diluted basis for the second quarter of 2024, on net investment income of $71.2 million. PMT previously announced a cash dividend for the second quarter of 2024 of $0.40 per common share of beneficial interest, which was declared on June 13, 2024, and will be paid on July 26, 2024, to common shareholders of record as of July 12, 2024.

Second Quarter 2024 Highlights

Financial results:

•	Net income attributable to common shareholders of $15.0 million; annualized return on average common equity of 4%[1]

•

Strong levels of income excluding market-driven fair value changes and positive contributions from all three investment strategies partially offset by fair value declines in the interest rate sensitive strategies

•	Book value per common share decreased slightly to $15.89 at June 30, 2024, from $16.11 at March 31, 2024

Other investment highlights:

•	Investment activity driven by correspondent production volumes

•

Conventional correspondent loan production volumes for PMT’s account totaled $2.2 billion in unpaid principal balance (UPB), up 26 percent from the prior quarter driven by a larger origination market and down 26 percent from the second quarter of 2023 as a result of the sale of a larger percentage of conventional loans to PennyMac Financial Services, Inc. (NYSE: PFSI)

[1]	Return on average common equity is calculated based on net income attributable to common shareholders as a percentage of monthly average common equity during the quarter

•	Resulted in the creation of $41 million in new mortgage servicing rights (MSRs)

•	Issued $247 million of new, 3-year CRT term notes, which refinanced $213 million of notes due to mature in 2025

•	Issued $217 million of 5-year exchangeable senior notes due June 2029

•	Issued $355 million of new, 3.5-year MSR term notes at attractive rates

Notable activity after quarter end

•	Redeemed $305 million of MSR term notes due in 2027

“PMT’s second quarter financial results reflect higher levels of income excluding market-driven value changes and income contributions from all three strategies,” said Chairman and CEO David Spector. “This income was partially offset by net fair value declines, predominantly in the interest rate sensitive strategies due to continued interest rate volatility during the quarter. I am pleased to note that we successfully issued $217 million of exchangeable senior notes and $355 million of term notes secured by Fannie Mae MSRs at attractive levels as we saw improvement in the credit markets during the second quarter.”

Mr. Spector continued, “Given the new capital, we expect to deploy more capital to conventional correspondent production in the third quarter, driving organic growth of our MSR investments. Additionally, we will continue to monitor the markets for opportunities to deploy capital into bulk MSR packages and other investments at appropriate returns. With a diversified portfolio of mortgage-related investments with strong underlying fundamentals - and a leading correspondent production business - I remain confident in PMT’s ability to continue delivering attractive risk-adjusted returns to its shareholders.”

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production, and Corporate:

Quarter ended June 30, 2024	Credit sensitive strategies	Interest rate sensitive strategies	Correspondent production	Corporate	Total
		(in thousands)
Net investment income:
Net loan servicing fees	$—	$96,494	$—	$—	$96,494
Net gains on loans acquired for sale	—	—	12,160	—	12,160
Net gains (losses) on investments and financings
Mortgage-backed securities	2,252	(37,177)	—	—	(34,925)
Loans at fair value
Held by VIEs	(1,468)	24	—	—	(1,444)
Distressed	(3)	—	—	—	(3)
CRT investments	16,629	—	—	—	16,629

	17,410	(37,153)	—	—	(19,743)
Net interest expense:
Interest income	22,923	111,316	14,907	2,689	151,835
Interest expense	24,272	131,566	15,006	997	171,841

	(1,349)	(20,250)	(99)	1,692	(20,006)
Other	(224)	—	2,517	—	2,293

	15,837	39,091	14,578	1,692	71,198

Expenses:
Loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	21	20,243	4,427	—	24,691
Management fees payable to PennyMac Financial Services, Inc.	—	—	—	7,133	7,133
Other	78	1,972	600	8,115	10,765

	$99	$22,215	$5,027	$15,248	$42,589

Pretax income (loss)	$15,738	$16,876	$9,551	$(13,556)	$28,609

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from PMT’s organically-created GSE CRT investments, opportunistic investments in other GSE CRT, investments in non-agency subordinate bonds from private-label securitizations of PMT’s production and legacy investments. Pretax income for the segment was $15.7 million on net investment income of $15.8 million, compared to pretax income of $60.8 million on net investment income of $60.9 million in the prior quarter.

Net gains on investments in the segment were $17.4 million, compared to $59.6 million in the prior quarter. These net gains include $16.6 million of gains on PMT’s organically-created GSE CRT investments, $2.3 million in gains on other acquired subordinate CRT mortgage-backed securities (MBS) and $1.5 million of losses on investments from non-agency subordinate bonds from PMT’s production.

Net gains on PMT’s organically-created CRT investments for the quarter were $16.6 million, compared to $51.7 million in the prior quarter. These net gains include $1.7 million in valuation-related gains, down from $36.3 million in the prior quarter. Net gains on PMT’s organically-created CRT investments also included $15.1 million in realized gains and carry, compared to $15.5 million in the prior quarter. Realized losses during the quarter were $0.1 million.

Net interest expense for the segment was $1.3 million, compared to net interest income of $1.2 million in the prior quarter. Interest income totaled $22.9 million, down from $24.2 million in the prior quarter. Interest expense totaled $24.3 million, up from $23.0 million in the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, Agency MBS, non-Agency senior MBS and interest rate hedges. Pretax income for the segment was $16.9 million on net investment income of $39.1 million, compared to a pretax loss of $27.2 million on net investment losses of $4.8 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs are expected to increase in fair value, whereas Agency pass-through and non-Agency senior MBS are expected to decrease in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net losses on investments for the segment were $37.2 million, which primarily consisted of losses on MBS due to higher interest rates.

Income from net loan servicing fees was $96.5 million, compared to $45.7 million in the prior quarter. Net loan servicing fees included contractually specified servicing fees of $162.1 million and $2.8 million in other fees, reduced by $96.6 million in realization of MSR cash flows, which was down slightly from the prior quarter. Net loan servicing fees also included $46.0 million in fair value gains on MSRs due to slightly higher interest rates, $18.4 million in hedging declines and $0.5 million of MSR recapture income. PMT’s hedging activities are intended to manage its net exposure across all interest rate sensitive strategies, which include MSRs, MBS and related tax impacts.

The following schedule details net loan servicing fees:

	Quarter ended
	June 30, 2024	March 31, 2024	June 30, 2023

		(in thousands)
From non-affiliates:
Contractually specified	$162,127	$160,357	$165,499
Other fees	2,815	3,011	6,826
Effect of MSRs:
Change in fair value
Realization of cashflows	(96,595)	(99,772)	(103,043)
Market changes	46,039	71,570	15,046

	(50,556)	(28,202)	(87,997)
Hedging results	(18,365)	(89,814)	23,996

	(68,921)	(118,016)	(64,001)

Net servicing fees from non-affiliates	96,021	45,352	108,324
From PFSI—MSR recapture income	473	353	509

Net loan servicing fees	$96,494	$45,705	$108,833

Net interest expense for the segment was $20.3 million versus $30.6 million in the prior quarter. Interest income totaled $111.3 million, up from $104.2 million in the prior quarter due to higher earnings on custodial balances, and interest expense totaled $131.6 million, down slightly from $134.8 million the prior quarter.

Segment expenses were $22.2 million, essentially unchanged from the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs related to a portion of its production. PMT’s Correspondent Production segment generated pretax income of $9.6 million in the second quarter, down from $11.7 million in the prior quarter.

Through its correspondent production activities, PMT acquired a total of $22.5 billion in UPB of loans, up 24 percent from the prior quarter and 6 percent from the second quarter of 2023. Of total correspondent acquisitions, government-insured or guaranteed acquisitions totaled $10.3 billion, up 26 percent from the prior quarter, and conventional conforming acquisitions totaled $12.2 billion, up 23 percent from the prior quarter. $2.2 billion of conventional volume was for PMT’s account and $10.0 billion of conventional volume was for PFSI’s account. Interest rate lock commitments on conventional and jumbo loans for PMT’s account totaled $2.7 billion, up 8 percent from the prior quarter.

Segment revenues were $14.6 million and included net gains on loans acquired for sale of $12.2 million, other income of $2.5 million, which primarily consists of volume-based origination fees, and net interest expense of $0.1 million. Net gains on loans acquired for sale decreased $2.4 million from the prior quarter, primarily due to lower margins. Interest income was $14.9 million, up from $11.9 million in the prior quarter, and interest expense was $15.0 million, up from $12.3 million in the prior quarter, both due to higher volumes.

Segment expenses were $5.0 million, up from $4.5 million the prior quarter primarily due to increased fulfillment fees as a result of higher volumes for PMT’s account. The weighted average fulfillment fee rate in the second quarter was 20 basis points, down from 23 basis points in the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $1.7 million, down slightly from $1.8 million in the prior quarter. Management fees were $7.1 million, and other segment expenses were $8.1 million.

Taxes

PMT recorded a provision for tax expense of $3.2 million, driven primarily by earnings on assets held in PMT’s taxable subsidiary.

***

Management’s slide presentation and accompanying materials will be available in the Investor Relations section of the Company’s website at pmt.pennymac.com after the market closes on Tuesday, July 23, 2024. Management will also host a conference call and live audio webcast at 6:00 p.m. Eastern Time to review the Company’s financial results. The webcast can be accessed at pmt.pennymac.com, and a replay will be available shortly after its conclusion.

Individuals who are unable to access the website but would like to receive a copy of the materials should contact the Company’s Investor Relations department at 818.224.7028.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

Media	Investors

Lauren Padilla	Kevin Chamberlain

mediarelations@pennymac.com	Isaac Garden

805.225.8224	investorrelations@pennymac.com

818.224.7028

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in interest rates; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets; changes in real estate values, housing prices and housing sales; changes in general business, economic, market, employment and domestic and international political conditions, or in consumer confidence and spending habits from those expected; the degree and nature of the Company’s competition; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the concentration of credit risks to which the Company is exposed; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; our ability to mitigate cybersecurity risks, cybersecurity incidents and technology disruptions; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; our substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; our exposure to risks of loss and disruptions in operations resulting from severe weather events, man-made or other natural conditions, climate change and pandemics; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, defaults and forbearances and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage-backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; the

Company’s ability to detect misconduct and fraud; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; regulatory or other changes that impact government agencies or government-sponsored entities, or such changes that increase the cost of doing business with such agencies or entities; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes; changes in governmental regulations, accounting treatment, tax rates and similar matters; the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2024	March 31, 2024	June 30, 2023

	(in thousands except share amounts)
ASSETS
Cash	$130,734	$126,578	$238,805
Short-term investments at fair value	336,296	343,343	242,037
Mortgage-backed securities at fair value	4,068,337	3,949,678	4,731,341
Loans acquired for sale at fair value	694,391	911,602	1,080,047
Loans at fair value	1,377,836	1,408,610	1,457,272
Derivative assets	90,753	62,734	29,012
Deposits securing credit risk transfer arrangements	1,163,268	1,187,100	1,269,558
Mortgage servicing rights at fair value	3,941,861	3,951,737	3,977,938
Servicing advances	98,989	125,971	112,743
Due from PennyMac Financial Services, Inc.	1	1	7,824
Other	178,484	226,346	238,345

Total assets	$12,080,950	$12,293,700	$13,384,922

LIABILITIES
Assets sold under agreements to repurchase	$4,700,225	$5,118,377	$5,914,625
Mortgage loan participation and sale agreements	13,582	25,216	34,787
Notes payable secured by credit risk transfer and mortgage servicing assets	2,933,845	2,880,025	3,158,407
Unsecured senior notes	813,838	601,373	547,767
Asset-backed financing of variable interest entities at fair value	1,288,180	1,308,680	1,361,108
Interest-only security payable at fair value	32,708	32,227	24,060
Derivative and credit risk transfer strip liabilities at fair value	18,892	18,750	98,038
Accounts payable and accrued liabilities	126,314	125,055	104,547
Due to PennyMac Financial Services, Inc.	29,413	30,835	25,046
Income taxes payable	170,901	174,730	147,972
Liability for losses under representations and warranties	13,183	19,519	37,069

Total liabilities	10,141,081	10,334,787	11,453,426

SHAREHOLDERS’ EQUITY
Preferred shares of beneficial interest	541,482	541,482	541,482
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 86,860,960, 86,845,447 and 86,760,408 common shares, respectively	869	868	868
Additional paid-in capital	1,923,780	1,922,954	1,921,710
Accumulated deficit	(526,262)	(506,391)	(532,564)

Total shareholders’ equity	1,939,869	1,958,913	1,931,496

Total liabilities and shareholders’ equity	$12,080,950	$12,293,700	$13,384,922

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Quarterly Periods Ended
	June 30, 2024	March 31, 2024	June 30, 2023

Investment Income
Net loan servicing fees:
From nonaffiliates
Servicing fees	$164,942	$163,368	$172,325
Change in fair value of mortgage servicing rights	(50,556)	(28,202)	(87,997)
Hedging results	(18,365)	(89,814)	23,996

	96,021	45,352	108,324
From PennyMac Financial Services, Inc.	473	353	509

	96,494	45,705	108,833
Net gains on loans acquired for sale	12,160	14,518	4,446
Loan origination fees	2,451	2,008	4,295
Net (losses) gains on investments and financings	(19,743)	39,753	(2,499)
Interest income	151,835	143,559	162,684
Interest expense	171,841	171,527	187,390

Net interest expense	(20,006)	(27,968)	(24,706)
Other	(158)	189	83

Net investment income	71,198	74,205	90,452

Expenses
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	20,264	20,262	20,317
Management fees	7,133	7,188	7,078
Loan fulfillment fees	4,427	4,016	5,441
Professional services	2,366	1,758	1,881
Compensation	1,369	1,916	1,279
Loan collection and liquidation	671	1,369	909
Safekeeping	961	932	1,124
Loan origination	533	473	897
Other	4,865	3,910	4,673

Total expenses	42,589	41,824	43,599

Income before provision for (benefit from) income taxes	28,609	32,381	46,853
Provision for (benefit from) income taxes	3,175	(15,227)	22,229

Net income	25,434	47,608	24,624
Dividends on preferred shares	10,454	10,455	10,454

Net income attributable to common shareholders	$14,980	$37,153	$14,170

Earnings per common share
Basic	$0.17	$0.43	$0.16
Diluted	$0.17	$0.39	$0.16
Weighted average shares outstanding
Basic	86,849	86,689	87,269
Diluted	86,849	111,017	87,269